Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, FOURTH QUARTER
FEBRUARY 4, 2010 @ 11:00 AM ET

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss fourth quarter and year-end results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

In spite of the difficult environment of 2009, CBL successfully met the challenges it faced.  We made significant improvements to our balance sheet and liquidity position as well as our operational performance.  The balance sheet was enhanced through the raising of $400 million of new common equity; the completion of more than $1.6 billion in financing, and the estimated annual cash savings of $160 million from dividend adjustments.  Operationally, we reduced operating expense by more than $40 million through our cost containment and reduction program while at the same time making gains in occupancy throughout the year, leasing over five million square feet.  The efforts of the entire CBL team and the resiliency of our portfolio resulted in a same center NOI decline of only 1.3%.

Now, I’d like to review the quarter’s operational results in more detail.

LEASING AND OCCUPANCY:
For the full year we signed approximately 4.7 million square feet of leases in our operating portfolio including 1.6 million square feet of new leases and 3.1 million square feet of renewals.  We also completed 376,000 square feet of development leasing.

As our earnings release indicated, we experienced pressure on rent spreads through the fourth quarter.  For 2009 on a same space basis, rental rates were signed at an average decrease of 12.2% from the prior gross rent per square foot.

We continued our efforts to diminish the long-term impact of these negative spreads by limiting the lease terms on certain leases.  Approximately 75% of our renewals were for a term of three years or less.  As the retail environment improves, we will either replace these retailers with more productive uses or re-sign at market rents.    We are maintaining normal lease terms for the better deals.  In the fourth quarter, renewal leases that were signed for terms of five years or longer averaged a double-digit increase in the initial lease rate.  Spreads were significantly impacted by a number of portfolio deals completed in the fourth quarter within certain categories.  These categories included books, cards, sit-down restaurants and home-goods and gifts.  Together these comprised approximately 500 basis points of the decline in average rent spreads in the fourth quarter.

We are also making significant progress in the re-leasing of the junior boxes.  Of the roughly 50 locations that vacated as a result of the 2008 bankruptcies and store closures, we have executed leases or LOIs totaling more than 1.0 million square feet or approximately 45% of the available square footage.   The majority of these stores open throughout 2010, which should positively impact occupancy in our community and associated center portfolio.

We were pleased that stabilized mall occupancy results were slightly better than expected with a decline of only 130 basis points to 91.6% compared with the prior year.  Sequentially, stabilized mall occupancy was up 130 basis points.  Total portfolio occupancy increased 120 basis points sequentially to 90.4% and declined 190 basis points from the prior year.  We have made significant improvements throughout the year in occupancy levels including both small shop leasing and box locations.

RETAIL SALES:
Sales declines moderated over the course of the holiday season with December showing the smallest decline.  For the twelve months ended December 31, 2009 sales for reporting tenants 10,000 square feet or less in stabilized malls declined 5.4% to $313 per square foot.  As retailers reformulated their business plans in 2009 to focus on controlling inventory levels and reducing costs, they reported improving margins and better profitability.  Despite the negative sales comps, today many of these retailers are better able to support their current occupancy costs, which bodes well for the easing of the rent pressure as we progress through 2010.

BANKRUPTCY UPDATE:
To-date in 2010 there has been no major bankruptcy filings to impact our portfolio.  We are hopeful that as retailers benefit from better margins and cash flow, bankruptcy and store closure activity will be limited.

During the fourth quarter, the only bankruptcy we experienced worth noting was The Walking Company.  We have seven locations totaling approximately 10,000 square feet and annual gross rent of approximately $500,000.  One store has closed.

DEVELOPMENT
We have one ground up development that is under construction.  The Pavilion at Port Orange is our open-air development project located near Daytona Beach, FL.  The 415,000-square-foot-first phase will open in March with a leased or committed rate of more than 92%.  The project has already gotten off to a great start with Hollywood Theater opening in December to a very strong reception.  Additional anchors include Belk, Homegoods, Marshalls, Michaels, PETCO and ULTA.

Going forward we will primarily focus our development efforts on opportunities within our existing portfolio.  There continues to be significant value available through enhancing our existing shopping centers.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

Before we begin the discussion of quarterly financial results, I’d like to first congratulate Stephen on his promotion to CEO.  I’d also like to make note of our three new Executive Vice Presidents, Gus Stephas, Farzana Mitchell and Michael Lebovitz.  We are confident that in their new roles they will continue to make many valuable contributions to CBL.

After completing more than $1.6 billion in financing activity in 2009, we were ready to begin 2010 with the refinancing of the loan secured by St. Clair Square mall outside of St. Louis in Fairview Heights, IL.  The loan was placed with a new lender and achieved excess proceeds of approximately $14.0 million after the payoff of the existing $58.0 million mortgage.  The new $72.0 million non-recourse five-year loan bears interest at a floating rate of 400 basis points over LIBOR.  At the closing we concurrently entered into a two-year LIBOR cap with a strike rate of 3%.

In December, we repaid the $52.0 million CMBS loan secured by Eastgate Mall in Cincinnati, OH.  The property was placed in the collateral pool securing the $560 million credit facility.  We also repaid two small revolving credit facilities in November, a $17.2 million facility and a $20.0 million facility.  The properties securing these facilities were also placed in the collateral pool for the $560 million facility.

For 2010, we have approximately $457.4 million of remaining mortgage loans maturing, including $181.5 million of CMBS loans.  We will continue to execute our plan of using available borrowing capacity to repay selected loans at maturity and use the properties as collateral to secure our $560 million credit facility.   As of December 31, 2009 we had more than $430 million in availability on our lines of credit.  Our financial covenants remained sound with a debt to GAV ratio at December 31, 2009 of 55% and an interest coverage ratio of 2.34 times.

Improving the balance sheet is a priority for us in 2010.  While we naturally reduce leverage through normal amortization of principal, we are also focusing our efforts to attract new equity sources such as joint ventures.

FINANCIAL REVIEW:
While we are never satisfied with negative growth, we were pleased that our portfolio continued to demonstrate resilience in the fourth quarter.  Total same-center NOI, excluding lease termination fees, declined 1.5% for the quarter and 1.3% for the twelve months as compared with the prior year periods.  We made significant headway through 2009 in reducing expenses and controlling costs.  These improvements mitigated much of the top line loss with significant reductions in property operating expenses including bad debt.  Major drivers of the decline in NOI included the year-over-year decline in occupancy, lower percentage rents and continued rent pressure as well as lower specialty leasing and sponsorship income.

In the fourth quarter 2009, we achieved FFO excluding the impairment of real estate, of $118 million versus $93 million in the prior year quarter.  On a per share basis FFO was $0.62 in the fourth quarter 2009, prior to the non-cash impairment of real estate, compared with FFO of $0.80 per share for the fourth quarter 2008.  FFO excluding the impairment of real estate in the current quarter was diluted by $0.34 per share as a result of the 66.6 million shares issued in the June offering.  One-time items impacting FFO in the prior year quarter included the write-down of marketable securities of $5.7 million and abandoned project expense of $9.4 million.

For 2009, FFO, excluding the impairment of real estate, was $397 million compared with $376 million in 2008.  On a per share basis FFO for 2009 was $2.52, prior to the non-cash impairment of real estate, compared with FFO of $3.21 per share in the prior year.  FFO excluding the impairment of real estate for the current year was diluted by $0.75 per share as a result of the June equity offering.  2009 also included an $8.8 million impairment of investments in foreign affiliates.  You may recall that this charge was primarily related to the write-down of our investment in China that we recorded in the first quarter 2009.  FFO in the prior year benefited from $8.0 million of fee income received from affiliates of Centro, offset by $17.2 million of marketable securities write-down and abandoned projects expense of $12.4 million.

While the overwhelming majority of our portfolio continues to demonstrate strength and resilience, during this quarter’s normal review we determined that it was appropriate to write down the book value of three operating centers to the estimated fair value.  The NOI from these three properties, Hickory Hollow Mall in Nashville, TN, Pemberton Square in Vicksburg, MS and Towne Mall in Franklin, OH, represent less than 60 basis points of the total 2009 NOI.  The resulting $115 million impairment of real estate is a non-cash item and will not impact our liquidity, financial covenants or our coverage ratios.

Hickory Hollow Mall has been experiencing declining NOI for the past few years as a result of new competition and a fundamental shift in the market immediately surrounding the center.  This decline was furthered by the difficult economic conditions.  Our leasing team has been working hard to replace vacancies and explore non-retail uses for the center, however; we felt that it was prudent to take the write down at this time.  This mall is encumbered by a $33.4 million recourse loan.  The loan matures in 2018 and is self-liquidating.  The Company will continue to service the loan.

Pemberton Square and Towne Mall have also experienced declining property-specific market conditions.  We continue to explore redevelopment plans that seek to maximize each property's cash flow, however; due to the uncertainty of the timing of these projects we determined that a write down was appropriate.  Pemberton Square and Towne Mall are currently unencumbered.

These write-downs represent a very small fraction of our properties and are not indicative of the strength of the remainder of the portfolio.

Other major variances in the quarter and full year results included:
•	Bad debt expense in the fourth quarter and twelve months 2009 of approximately $393,000 and $5.0 million, compared with $3.8 million and $9.4 million, respectively, for the prior year periods.
•
Our cost recovery ratio for the fourth quarter was 106%, compared with 94%, in the prior-year period.  For the full year our cost recovery ratio was 102% compared with 96% in the prior year period.  While tenant reimbursements have declined from prior year levels due to lower occupancy, the cost recovery ratio for 2009 was positively impacted by the expense reductions and approximately $4.4 million of lower bad debt expense.

•
Variable rate debt was 21.1% of the total market capitalization as of the end of December 2009 versus 21.2% as of the end of the prior year period.  As of December 31, variable rate debt represented 28.4% of CBL’s share of consolidated and unconsolidated debt compared with 24.6% at the close of the prior year.  Variable rate debt increased from the third quarter as the result of the December 30 expiration of two interest rate swaps totaling $400 million.

GUIDANCE:
We are initiating 2010 FFO per share guidance in the range of $1.82 to $1.90.  Major assumptions in our guidance include outparcel sales of three million dollars to six million dollars and same center NOI growth of negative 1.5% to 3.5%.  We anticipate improving retail and economic conditions throughout 2010, and are projecting year-end occupancy to pick up by roughly 100 bps from the year-end of 2009.  However, our projections for moderately negative internal growth reflect our expectation that operational results will lag improvements in the overall economy.  2010 will be challenged by the cumulative effect of the roll down in rents we experienced throughout 2009.  This will be mitigated somewhat through the junior box replacements taking occupancy as well as improvements in our specialty leasing and branding programs.  The top line should also benefit from contributions from the new developments.

CONCLUSION:
Given the challenges that the industry faced in 2009, we believe our operating performance was sound and demonstrated the value of our market dominant strategy.  We are pleased to have made significant progress on the leasing front, improving occupancy throughout the year.  As we move forward in 2010, we remain focused on top line improvements as well as continuing to watch expenses. We are seeing a number of positive signs, both in the capital markets and in the retail world, which bodes well for our performance going forward.

Thank you for joining us today and we will now answer any questions you may have.